UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2026

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38915	47-4268251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5000 Shoreline Court, Suite 300

South San Francisco, California 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 443-6209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IDYA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Information.

Clinical Update

On April 13, 2026, IDEAYA Biosciences, Inc. (the “Company”) and Servier, an independent international pharmaceutical group governed by a foundation, announced clinical data from the Company’s Phase 2/3 registrational trial, OptimUM-02, evaluating darovasertib in combination with crizotinib (darovasertib combination) in patients with first-line (“1L”) HLA-A*A2:01-negative metastatic uveal melanoma (“mUM”).

The darovasertib combination met the trial’s primary endpoint of a statistically significant improvement in median progression-free survival (“PFS”) relative to the investigator choice of therapy (ICT) arm as assessed by blinded independent central review (“BICR”). The secondary endpoints in the study include overall response rate (“ORR”) and duration of response (“DOR”). The topline results were from a total of 313 patients enrolled in the Phase 2b/3 portion of the trial as of the cut-off date of January 23, 2026. The PFS analysis was based on a total of 159 events.

OptimUM-02 is a global, randomized Phase 2/3 trial in 1L HLA-A*A2:01-negative MUM evaluating the darovasertib combination arm of 210 patients versus the ICT arm reflective of real-world clinical practice that consists of 103 patients. The ICT arm was composed of 76% (n=78) ipilimumab plus nivolumab (anti-CTLA-4/PD-1) and 24% (n=25) pembrolizumab (anti-PD-1). The primary endpoint is median PFS as assessed by BICR, which will be used to support an initial New Drug Application (“NDA”) submission in the United States.

The Company reported that patients treated with the darovasertib combination reduced their risk of disease progression as assessed by BICR by 58% (Hazard Ratio of 0.42; 95% CI: 0.30, 0.59; p-value: <0.0001) and achieved a statistically significant improvement in median PFS of 6.9 months versus 3.1 months in the ICT arm. The Company also reported that ORR by BICR in the darovasertib combination and ICT arm was 37.1% and 5.8% (p-value: <0.0001), respectively. There were 5 complete responses by BICR observed in the darovasertib combination arm, and no complete responses observed in the ICT arm. The median DOR in the darovasertib combination arm was 6.8 months. The overall survival (“OS”) data is not mature. However, the Company observed that, in the OptimUM-02 study, there is an early trend in improvement in OS with the darovasertib combination arm versus the ICT arm. The darovasertib combination was generally well-tolerated with a manageable safety profile consistent with prior reported results and known side-effects of each drug. The most common Grade 3+ treatment emergent adverse events included diarrhea, syncope, and hypotension. The treatment related serious adverse events rate in the darovasertib combination was in the single digit percent range.

Based on these data, the Company will target to submit an NDA to the U.S. Food and Drug Administration (“FDA”) in the second half of 2026. The Company plans to provide additional details from OptimUM-02 at a major medical conference in 2026.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements, including, but not limited to, statements related to the clinical significance and potential therapeutic benefit of darovasertib in combination with crizotinib; the interpretation of the topline results from the OptimUM-02 trial; the potential for the combination to become a new standard of care for first-line HLA-A*02:01-negative metastatic uveal melanoma; the sufficiency of the trial results to support regulatory submissions; the preliminary trends in overall survival data; the safety and tolerability profile of darovasertib combination; the timing and plans for submission of a New Drug Application (NDA) in the second half of 2026; the potential for accelerated approval in the United States; the timing and content of future data presentations; the development, regulatory and commercial plans for darovasertib; and the potential market opportunity for the combination therapy. Such forward-looking statements are based on management’s current expectations, assumptions and beliefs and involve substantial risks and uncertainties that could cause actual results, including, but not limited to, those related to IDEAYA’s clinical programs, commercial activities, and performance and/or achievements, to differ significantly and/or materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including the process of designing and conducting preclinical and clinical trials, enrollment rates, safety outcomes, efficacy results, regulatory interactions and decisions, and the ability to translate preclinical findings into clinical benefit, manufacturing and supply risks, competition, changes in standard of care, the timing and success of commercialization efforts, the outcome of collaborations and licensing arrangements, IDEAYA’s ability to successfully establish, protect and defend its intellectual property, and other matters that could affect the sufficiency of financial resources to fund operations. IDEAYA undertakes no obligation to update or revise any forward-looking statements. A further description of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, are in IDEAYA’s filings with the Securities and Exchange Commission, including IDEAYA’s most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 17, 2026 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAYA BIOSCIENCES, INC.

Date: April 13, 2026	By:	/s/ Yujiro Hata
Yujiro Hata
President and Chief Executive Officer